CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Post-Effective Amendment #670 to the Registration Statement on Form N-1A and to the use of our report dated February 26, 2016 on the financial statements and financial highlights of Muzinich Credit Opportunities Fund and Muzinich U.S. High Yield Corporate Bond Fund, each a series of shares of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2015 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 27, 2016